EXHIBIT 99.1

Synthesis Energy Systems, Inc. Announces Closing of the Tianwo-SES Clean Energy Technologies Co. Restructuring Agreement, Receives $1.67 Million and Retains 25% Share Ownership

Innovative Coal Chemical Design Institute Joins Chinese JV as Third Partner

HOUSTON, Aug. 29, 2017 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SYMX), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, today announced it has closed the restructuring of its Chinese joint venture, Tianwo-SES Clean Energy Technologies Co., Ltd. (Tianwo-SES). Further, SES announced it has received 11.15 million Yuan (approximately $1.67 million), which represents all remaining funds related to the restructuring agreements. As part of the restructuring SES reduces its 35% ownership to 25% and its existing partner, Suzhou THVOW Technology Co., Ltd. (THVOW) (Shenzhen listing code:002564), reduces its ownership from 65% to 50%. Innovative Coal Chemical Design Institute (ICCDI), which engineered and constructed all three Aluminum Corporation of China (CHALCO) SES Gasification Technology (SGT) projects, joins forces in the Tianwo-SES joint venture with a 25% share ownership. The parties are now completing the required ownership registration changes with local government authorities in Zhangjiagang, Jiangsu, China.

SES President and CEO, DeLome Fair, commented: “The entry of ICCDI into the Tianwo-SES partnership is expected to strengthen the joint venture’s bidding capability. We believe Tianwo-SES will be placing an emphasis on securing increasingly larger scale coal-to-chemical projects in China that will economically benefit from using SGT’s lower cost coal capability. Additionally, Tianwo-SES, together with ICCDI, have a proven track record of delivering low-cost, short schedule SGT syngas projects for industrial users like Aluminum Corporation of China, and we believe it is well-positioned to expand its presence in this market segment, as well. Our team is looking forward to fully supporting Tianwo-SES as it now moves to secure its next projects.”

Tianwo-SES Chairman, Chen Yu Zhong, stated: “Our Tianwo-SES joint venture, together with ICCDI, has completed a great accomplishment with the design, construction and start-up of the SGT syngas projects for CHALCO. These three fast-track projects were successfully completed in approximately 18 months. Today they are all running well and producing quality low-cost syngas using SES Gasification Technology.  We intend to build on this record of accomplishment by focusing primarily on two strategic pathways. We will expand our capabilities by building much higher capacity and higher pressure SGT gasification systems for use in China’s largest scale coal-chemical projects, while continuing to deliver competitive and cleaner syngas projects to industrial customers in the metals and ceramics industries. We believe the official entry of ICCDI into the business will provide strong additional business development, engineering and construction capabilities.”

In conjunction with the Tianwo-SES JV restructuring and the receipt of 11.15 million Yuan (approximately $1.67 million), SES previously received an initial payment of 1.2 million Yuan (approximately $180,000) related to outstanding invoices for services SES has provided to Tianwo-SES.

SES, through its wholly owned subsidiary, SES Asia Technologies, Ltd., originally entered into definitive agreements to form the Tianwo-SES joint venture with THVOW, formerly Zhangjiagang Chemical Machinery Co., Ltd. in February 2014. Since formation, Tianwo-SES successfully completed the supply of specialty equipment and technology related to SES’s syngas generation technology to the three CHALCO projects built by ICCDI.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the TSEC joint venture in the joint venture territory; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies, and renewables; our ability to successfully develop the SES licensing business; the ability of the ZZ Joint Venture to retire existing facilities and equipment and build another SGT facility; the ability of Batchfire and AFE management to successfully grow and develop their Australian assets and operations, including Callide and Pentland; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power, the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects, our ability to raise additional capital, if any, our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com